Exhibit 99.1

NEWS RELEASE

Comdisco Announces Dismissal of Litigation

Rosemont, IL- October 29, 2009 - Comdisco Holding Company, Inc. (OTC: CDCO.OB) (“Comdisco”) announced today that the pending litigation against certain of the former directors and officers of Comdisco, Inc., Collins et. al. v. Pontikes et. al., Case no. 2006 L 1006 in the Circuit Court of Cook County, Illinois, was voluntarily dismissed with prejudice by the judge on October 28, 2009 pursuant to a Stipulation  and Agreed Order of Voluntary Dismissal With Prejudice.  The litigation was reported in Comdisco’s Form 10-Q and Form 10-K filings as the “SIP Joinder Action”.  The nominal settlement amount was paid by the former Comdisco, Inc.’s directors and officers insurance policy coverage.

About Comdisco
Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to Comdisco’s plan of reorganization (the “Plan”) and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations. The company filed on August 12, 2004 a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco Holding Company, Inc.’s corporate existence with the State of Delaware except for the purpose of completing the wind-down contemplated by the Plan.

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases ''expect,'' ''estimate,'' and ''anticipate'' and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 2008 and Forms 10-Q for the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, respectively.  Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Mary Moster 312-565-3900 mcmoster@lcwa.com

COMDISCO, INC.	5600 N. RIVER ROAD	ROSEMONT, ILLINOIS 60018	847.698.3000